FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-10

From: CITI CMBS SYNDICATE (CITIGROUP GLOBAL MAR)

At: Jul 29 2015 08:57:03

CGCMT 2015-P1 -- New Issue Announcement (Public)

949.216mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Wells Fargo Securities, LLC

Co-Managers: Deutsche Bank Securities Inc. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	35.065	2.60	30.000%	41.7%	15.9%
A-2	Aaa(sf)/AAAsf/AAA(sf)	55.289	4.69	30.000%	41.7%	15.9%
A-3	Aaa(sf)/AAAsf/AAA(sf)	2.198	6.99	30.000%	41.7%	15.9%
A-4	Aaa(sf)/AAAsf/AAA(sf)	200.000	9.80	30.000%	41.7%	15.9%
A-5	Aaa(sf)/AAAsf/AAA(sf)	398.935	9.90	30.000%	41.7%	15.9%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	75.556	7.43	30.000%	41.7%	15.9%
A-S	Aa2(sf)/AAAsf/AAA(sf)	71.226	9.98	23.500%	45.6%	14.5%
B	NR/AA-sf/AA(sf)	58.898	9.99	18.125%	48.8%	13.6%
C	NR/A-sf/A-(sf)	52.049	9.99	13.375%	51.6%	12.8%
X-A	Aa1(sf)/AAAsf/AAA(sf)	838.269	N/A	N/A	N/A	N/A
X-B	NR/AA-sf/AAA(sf)	58.898	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,095.777mm
Number of Mortgage Loans:	45
Number of Mortgaged Properties:	146
Average Cut-off Date Mortgage Loan Balance:	$24.351mm
Weighted Average Mortgage Interest Rate:	4.3610%
Weighted Average Remaining Term to Maturity (months):	117
Weighted Average Remaining Amortization Term (months):	359
Weighted Average Cut-off Date LTV Ratio:	59.6%
Weighted Average Maturity Date LTV Ratio:	52.8%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.90x
Weighted Average Debt Yield on Underwritten NOI:	11.1%
% of Mortgage Loans with Mezzanine Debt:	4.0%
% of Mortgage Loans with Subordinate Debt	6.2%
% of Mortgaged Properties with Single Tenants:	0.8%

Property Type:	29.0% Retail, 22.8% Office, 21.4% Hospitality, 9.9% Multifamily,
8.1% Self Storage, 4.1% Manufactured Housing, 2.4% Industrial, 2.3% Mixed Use

Top 5 States:	24.1% CA, 21.5% FL, 9.5% NY, 7.7% TN, 5.6% TX

Anticipated Timing
Global Investor Call:	Wed, July 29th
Anticipated Pricing:	Week of August 3rd
Anticipated Closing:	Wed, August 19th

Investor Call Details
Date:	Wed, July 29th
Time:	2:00PM EST
US Toll Free:	719-325-2127
Passcode:	6187275

Roadshow Schedule:

Wed, July 29th

Hartford, CT

-Maxx Downtown

-185 Asylum St, Hartford, CT

-12:00PM ET

Boston, MA

-The Langham Boston – Madison Room - 1st Floor

-250 Franklin St, Boston, MA

-4:00PM ET

Thurs, July 30th

Minneapolis, MN

-The Marquette Hotel – Rum River Room - 3rd Floor

-710 Marquette Ave, Minneapolis, MN

-8:30AM CT

<Annex A>

<Term Sheet>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., or any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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